Exhibit 5
Doreen A. Ludemann Director and Counsel	Law Department 77 Beale Street, B30A San Francisco, CA 94105
Mailing Address: P.O. Box 7442 San Francisco, CA 94120 415.973.9275 Fax: 415.973.5520 doreen.ludemann@pge.com

May 12, 2014

PG&E Corporation
77 Beale Street
P.O. Box 770000
San Francisco, CA 94177

Re:	Registration Statement on Form S-8 Relating to the PG&E Corporation 2014 Long Term Incentive Plan
Ladies and Gentlemen:

At your request, I, Director and Counsel for PG&E Corporation, a California corporation, am rendering this opinion in connection with the offer and sale of 14,284,293 shares of PG&E Corporation’s common stock (the “Shares”) pursuant to the PG&E Corporation 2014 Long Term Incentive Plan (the Plan) as described in the above-referenced Registration Statement (the “Registration Statement”).

 I, or other members of PG&E Corporation’s Law Department acting under my direction and under my supervision, have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion herein after expressed.  In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based on such examination, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable.

I express no opinion as to matters of law in jurisdictions other than the State of California and federal law of the United States.

I hereby consent to the filing of this opinion as an exhibit to this Registration Statement and to the use of my name wherever it appears in said Registration Statement.  In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/DOREEN A. LUDEMANN

Doreen A. Ludemann